EXHIBIT 99.2

April 16, 2012

From GLB/RE

We would like to recap the highlights of the All Hands Call from this morning. Please make sure you read the press release prior to reading this summary. The press release is of necessity dry and legalistic. The implications of that announcement for us and our company, on the other hand, are exciting.

We are limited as to the amount of information we can share at this time. Assuming the transaction is completed, several months from now, we believe it will have a profound and positive impact for both our shareholders and for us. First, our shareholders will enjoy liquidity they otherwise could not attain and at a significant premium to the current market price. It’s a very good deal for them, in our estimation.

Secondly, we have long felt that our company would be better served if we were privately owned, not publicly traded. As a public company, we must be conscious of quarterly results, while we’d rather focus on our long-term goals. Being a public company was of value back in the days when we had both capital markets and investment banking divisions, but we divested ourselves of those business units quite some time ago. Being public also forces us to spend millions of dollars a year in order to comply with tax and legal obligations for which we believe there is little value to the firm or our clients. For these reasons and more, we believe we will be much better positioned to fulfill our potential as a private company.

Members of management and a number of others will have the opportunity to participate in the ownership of the private company. The two of us are personally reinvesting half of our TEFG stock into the private company, and Ric therefore will remain the largest individual owner. Thus, we are demonstrating through our actions that we believe the price being paid to shareholders is fair (we’re agreeing to sell half of our stock for the same price they are receiving) and that we have great confidence in the future of the new, privately owned firm (we’re placing half of our stock into it).

As has already been announced and planned long ago, George will become Chairman and Ric the Chief Executive Officer. Our current board of directors will be dissolved, with a new board created. Its seven seats will include the two of us plus Ed Moore. No other positions are being changed as a result of the transaction; our strategic direction will continue to be led by our same Management Committee, and our current departmental, affiliate and branch structure will remain as-is.

We do not anticipate that Lee Equity Partners will be active in the day-to-day management of the company. LEP’s long-range vision is for The Edelman Financial Group to become the preeminent wealth management firm in the country, and LEP’s financial resources and deep knowledge of our industry will help us to achieve that goal. We have known the people of Lee for years. They are of the highest quality, and we look forward to our new relationship with them.

The people of The Edelman Financial Group are of equally high caliber. This step is a giant stride forward in assuring that our firm will be able to reach its goals for the benefit of our clients, you and our new shareholders.

We hope you are as excited about your future with the firm as we are.

Additional Information and Where to Find It

In connection with the proposed transaction, TEFG will file a proxy statement and other materials with the Securities and Exchange Commission. TEFG and its directors, executive officers and certain other members of its management and employees may be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information regarding the interests of such directors and executive officers is included in the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2011 with respect to the 2011 Annual Meeting of Shareholders of the Company as well as other proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and information concerning all of the TEFG participants in the solicitation will be included in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by TEFG at TEFG’s website, www.edelmanfinancial.com, or at the Securities and Exchange Commission’s website, www.sec.gov. The proxy statement and other relevant documents may also be obtained for free from TEFG by directing such request to Susan Bailey, Corporate Secretary, at     713-220-5115.

GLB/RE